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FORMULA FOOTWEAR, INC. ANNOUNCES REINCORPORATION IN DELAWARE AND RESULTING NAME
AND SYMBOL CHANGE

New York, New York - June 14, 2004 - Formula Footwear, Inc. ("Formula" or the "Company") (OTCBB: FFWR) announced the completion of its planned reincorporation in Delaware, effective as of June 9, 2004. In connection with the reincorporation, the Company merged with and into its wholly-owned subsidiary VSUS Technologies Incorporated ("VSUS"). Pursuant to the Agreement and Plan of Merger between Formula and VSUS, VSUS continued as the surviving corporation.

At the effective time of the Merger, one fully paid and non-assessable share of VSUS's common stock was issued in exchange for each outstanding share of Formula's common stock. In addition, as of Monday, June 14, 2004, Formula's shares ceased trading on the over-the-counter bulletin board and the shares of VSUS began trading in their place under the symbol "VSUS."

Commenting on the reincorporation, Matis Cohen, the President and a director of VSUS, said, "Now that our planned reorganization is complete, we can focus our full attention on bringing value to the company's stockholders."

VSUS is a developer of encrypted communication systems, which ensure that private communications across the Internet remain securely protected from unauthorized access. Founded in 2000, VSUS has created Vconnect, a secure, comprehensive, feature-rich communication system that provides a wide range of applications including end-to-end email, instant messaging, collaborative document development, statement/invoice delivery, data distribution, data storage and electronic publishing. Uniquely, each application is individually and robustly secured by state-of-the-art encryption ensuring the highest-level protection and privacy to users. The full range of the Vconnect system has been embodied into the publicly accessible website, which brings businesses and their customers together into one secure environment.

Website: http://www.safe-mail.net

This Press Release does not constitute an offer of any securities for sale.

***
This Press Release may contain forward-looking statements, including the Company's beliefs about its business prospects and operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company's plan of operation, changes in the Company's anticipated earnings, continuation of current contracts and other applicable regulations.

Contact: Ian Buller
Telephone: +44 (0)1342 301411
Fax: +44 (0)1342 301406
Email: ian@safe-mail.net